Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS MARCH
COMPARABLE STORE SALES INCREASE TEN PERCENT

PEMBROKE PINES, FL., April 7, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended April 2, 2005 comparable store sales increased ten percent. This increase is on top of a 10 percent increase during the corresponding five-week period last year. Total sales during this period increased 13 percent to $119,692,000 compared with $105,782,000 for the comparable five-week period last year.

Comparable store sales results for March 2005 compared to March 2004 were as follows:

•	Claire’s North America: positive high single digits

•	Claire’s International: positive mid teens

•	Icing by Claire’s: positive high single digits

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “We are pleased to report on the continuing progress being made in our international division. Variations among the different countries are still occurring, however, with performance in France lagging behind that of the other regions. Overall, the most significant impact on the month was the timing of Easter, shifting into March this year from April last year. This undoubtedly accounted for a significant portion of the increase in comparable store sales. A second event, relevant only to the United Kingdom, also contributed to the significant international comparable store sales growth. Comic Relief Red Nose Day, which occurs every other year, is a charity designed to raise money for various causes in both the U.K. and third world nations. Numerous parties were held in connection with Red Nose Day, and we have estimated that approximately $1.5 million in incremental sales were realized in the United Kingdom in connection with this event.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American stores performed well in March in terms of comparable store sales increases. Of course, the shift in Easter was a significant contributor to this performance, with approximately two thirds of the gain in North American comparable store sales attributable to the Easter shift. Having said that, it is worth noting that on a comparable store basis, our performance this year during the week of Easter surpassed last year’s Easter week, registering low single digit gains. Moreover, our sell through associated with Easter merchandise was quite high.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
Year-to-Date	$207,831	$188,011	11%	8%

Business Outlook for the First Quarter – Fiscal 2006

Comparable store sales are projected to rise by three to five percent, following an increase of 11 percent in the first quarter of Fiscal 2005. Net income is projected to reach $25 to $28 million, or $0.25 to $0.28 per diluted share. For the first quarter of Fiscal 2005, net income was $27.7 million, or $0.28 per diluted share.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 2, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 155 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 62 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and five stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com